 99.1 Press Release of Stillwater Mining Company dated September 19, 2011

STILLWATER MINING COMPANY ANNOUNCES PROPOSED OFFERING OF SENIOR NOTES

BILLINGS, MONTANA – STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") announced today that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of senior notes due 2016 (the "Notes") in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The interest rate and other terms of the Notes will be determined at the time of pricing of the offering.

The Notes will be the Company's senior unsecured debt and will be guaranteed on a senior unsecured basis by certain of  the Company's existing and future domestic subsidiaries.

The Company intends to use the net proceeds from the offering, together with cash on hand, to fund the cash portion of the consideration for the acquisition of Peregrine Metals Ltd. with the remaining net proceeds used to advance the Company's existing development and expansion projects and other general corporate purposes. The offering is not conditioned on the consummation of the Peregrine acquisition, and to the extent the Peregrine acquisition is not consummated, all of the net proceeds from the offering will be used to advance the Company's existing development and expansion projects and for other general corporate purposes.

The Notes and related guarantees will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside of the United States in accordance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or any other state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.  Any offers of the Notes will be made only by means of a private offering memorandum.

About Stillwater

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U.  Information on Stillwater Mining can be found at its Web site:  www.stillwatermining.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding whether the Company will offer the Notes or consummate the sale of the Notes, the resource potential of undeveloped mining areas, the timing and cost of future development efforts and the Company's potential future growth profile. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K and in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.